Exhibit 19
FRP HOLDINGS, INC.
SECURITIES TRADING POLICY

Buying or selling securities while you are aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities (often referred to as tippees), is prohibited by federal securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) and U.S. Attorneys and are punished severely.

FRP Holdings, Inc., and its subsidiaries (collectively, the “Company”), have adopted this Securities Trading Policy (“Policy”) to educate the Company’s personnel, protect the Company and its personnel from the severe consequences associated with violations of insider trading laws, to set forth guidelines for transactions in Company securities, and to protect and preserve the Company’s reputation and those of its personnel for integrity and ethical conduct.

Applicability

This Policy applies to all trading or other transactions in (a) the Company’s securities, including common stock, options and any other securities that the Company may issue, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (b) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities, where the person trading used information obtained while working for the Company.

This Policy applies to all (a) employees, officers, consultants and independent contractors of the Company and to all members of the Company’s board of directors (“Insiders”); (b) all family members residing with any Insider; (c) anyone else living in an Insider’s household; (d) any family members of an Insider who do not live in the same household but whose transactions in Company securities are directed by an Insider or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities); and (e) any trust, partnership, corporation, limited liability company or other entity controlled by an Insider (collectively, “Covered Persons”, and each, a “Covered Person”); including indirect holdings of Covered Persons (such as Company securities held in a retirement account). As an Insider, you are responsible for the transactions of these other persons and entities who are considered Covered Persons, and therefore, should make them aware of the need to confer with you before they trade in Company securities.

Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions.

Legal Penalties. Company personnel (or their tippees) who trade on inside information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount to profits gained or losses avoided. If you tip information to a person who then trades in our securities, you may be subject to the same penalties as the tippee, even if you did not trade and did not profit from the tippee's trading.

The SEC can also seek substantial (multi-million dollar) civil penalties from any person who, at the time of an insider trading violation, directly or indirectly controlled the person who committed the violation, which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

Company-Imposed Penalties. Your failure to comply with this Policy may subject you to Company-imposed penalties, including dismissal for cause, whether or not your failure to comply results in a violation of law.

No Trading or Causing Trading While in Possession of Material Nonpublic Information

It is our policy that no Insider who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities:

•buy or sell securities of the Company (other than under a pre-approved trading plan that complies with SEC Rule 10b5-1 as described below), or engage in any other action to take personal advantage of that information, or

•pass material nonpublic information on to others outside the Company, including family and friends.

In addition, it is our policy that no Insider, in the course of working for the Company, learns of material nonpublic information about another enterprise with which we do business, including our customers or suppliers, may trade in that enterprise’s securities until the information becomes public or is no longer material.

These prohibitions still apply even if you are engaging in a transaction for personal or other justifiable reasons (such as the need to raise money for an emergency expenditure). Securities laws do not recognize such mitigating circumstances, and, in any event, we must avoid even the appearance of an improper transaction to preserve the Company's reputation for adhering to the highest standards of conduct.

“Material” Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•Developments regarding significant litigation or government agency investigations;
•Extraordinary borrowings;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•A change in management;
•Development of a significant new product or process;
•Cybersecurity risks and incidents, including vulnerabilities and breaches;
•Impending bankruptcy or the existence of severe liquidity problems; and

•The gain or loss of a significant customer or supplier.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, sale or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. If you are unsure whether information is material, you should either consult the Chief Executive Officer or Chief Financial Officer before making any decision to disclose such information or trade in or recommend securities to which that information relates or assume that the information is material.

Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

“Nonpublic” Information. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic”. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally (such as a press release or an SEC filing), and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Nonpublic information may include:

•information available to a select group of analysts or brokers or institutional investors;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Chief Executive Officer or Chief Financial Officer or assume that the information is nonpublic and treat it as confidential.

Disclosure of Information to Others. The Company is required under Regulation FD to avoid the selective disclosure of material nonpublic information. The Company has established specific procedures for releasing material information. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room”, social media platform or similar internet-based forum. If you receive an inquiry about the Company from the media, financial analysts or the general public, you should refer it without comment to the Chief Executive Officer or his designee.

Rule 10b5-1 Plans

Rule 10b5-1(c) of the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability for trades that occur pursuant to a pre-arranged “trading plan” adopted in good faith at a time when the person does not possess material non-public information (each, a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets all of the conditions set forth in Rule 10b5-1(c) and this Policy, Company securities may be purchased or sold under the plan without regard to certain insider trading restrictions, and after initial pre-approval of the plan as provided in this Policy, no further pre-approval or clearance of individual trades conducted in accordance with such Rule 10b5-1 Plan will be required.

Plan Rules and Requirements. All Rule 10b5-1 Plans must:

•be reviewed and approved by the Chief Executive Officer or Chief Financial Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments must be reviewed and approved by the Chief Executive Officer or Chief Financial Officer at least five days in advance of being entered into);

•provide that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades shall occur until after that time. The appropriate cooling-off period will vary based on the status of the applicable Insider. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the Rule 10b5-1 Plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Rule 10b5-1 Plan was adopted. For all other Insiders, the cooling-off period ends 30 days after adoption or modification of the Rule 10b5-1 plan. This required cooling-off period will apply to the entry into a new Rule 10b5-1 Plan and any revision or modification of a Rule 10b5-1 Plan;

•be entered into in good faith, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the applicable Insider is not in possession of material nonpublic information about the Company; and, if the Insider entering into the plan is a director or officer, the Rule 10b5-1 Plan must include representations by such person certifying to that effect;

•give a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;

•be the only outstanding Rule 10b5-1 Plan entered into by the applicable Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)); and

•not be adopted during a blackout period (as discussed below).

Insiders who wish to implement a trading plan must first pre-clear the plan with the Chief Executive Officer or Chief Financial Officer, as described below under “Pre-clearance Procedures.” Additionally, you should consult your own legal and tax advisors before entering into, or modifying or terminating, a Rule 10b5-1 Plan.

Mandatory Pre-clearance Procedures

To help prevent inadvertent violations of the federal securities laws, to avoid even the appearance of trading on inside information and to assist in complying with disclosure requirements of insider transactions, directors and executive officers of the Company and any other persons designated by the Chief Executive Officer or the Chief Financial Officer as being subject to the Company's pre-clearance procedures, together with their family members and entities they control, may not engage in any transaction in the Company's securities (including a gift, contribution to a trust, or similar transfer)

without first obtaining pre-clearance of the transaction from the Chief Executive Officer or Chief Financial Officer. A request for pre-clearance should be submitted to the Chief Executive Officer or Chief Financial Officer at least two days in advance of the proposed transaction. The transaction pre-cleared must be completed within five trading days from the date of pre-clearance or in accordance with a pre-cleared Rule 10b5-1 Plan. The Chief Executive Officer and Chief Financial Officer are under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade, and may establish additional required pre-clearance procedures from time to time.

Any person subject to the pre-clearance requirements who wishes to implement a Rule 10b5-1 Plan must first pre-clear the plan with the Chief Executive Officer or Chief Financial Officer. Pre-clearance is also required of all transactions subject to this Policy, such as cashless exercises of stock options and other discretionary transactions under the Company’s plans that involve Company securities.

Blackout Periods

All Covered Persons prohibited from trading in the Company’s securities during blackout periods.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in Company securities during the period beginning two weeks prior to the end of the Company’s fiscal quarter and ending after the second full business day following the Company’s issuance of its quarterly earnings release.

Other Blackout Periods. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until two trading days after the information has been released.

Pension Fund Blackout Periods. By law, except as may be permitted by SEC rules, no director or executive officer may trade in any Company securities during a “pension fund blackout period” if such security was acquired or would be acquired in connection with such person’s employment as a director or executive officer. A “pension fund blackout period” is, generally speaking, a period during which participants in the Company’s 401(k) plan are subject to restrictions on trading in Company securities held for their account in such plans. You will be notified in the event of such a pension fund blackout period.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Chief Executive Officer or the Chief Financial Officer may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, the Chief Executive Officer or Chief Financial Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Executive Officer or the Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Stock Option Exercises

You may exercise an employee stock option during a blackout period, but may not sell the underlying stock. This Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right under which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Short Sales, Hedging and Trading in Exchange Traded Options Prohibited

No Covered Person may sell any securities of the Company that are not owned by such person at the time of the sale (commonly referred to as a “short sale”). Additionally, no such person may buy or sell puts, calls or exchange-traded options (publicly traded options to sell or buy stock) in respect of Company securities or enter into hedging or monetization transactions or similar arrangements with respect to Company securities. These transactions are speculative in nature and may involve a “bet against the Company” which is inappropriate for an Insider. Additionally, executive officers and directors are prohibited from engaging in short sales under Section 16(c) of the Securities Exchange Act of 1934.

Reporting Obligations

Pursuant to Section 16 of the Securities and Exchange Act of 1934, reports of changes in beneficial ownership by directors, executive officers and 10% shareholders must be filed with the SEC before the end of the second business day following the day on which the transaction was executed. For example, if you buy or sell Company stock on Tuesday, a Form 4 must be flied with the SEC no later than the end of the day on Thursday. The filing requirements are subject to certain limited exceptions contained in SEC rules. All transactions by an executive officer, director or 10% shareholder must be reported immediately to the Chief Financial Officer. Although the Company may elect to assist with Form 4 filings, each reporting person ultimately is responsible for filing their own Form 4. The SEC can pursue civil and criminal sanctions, including monetary penalties, cease and desist orders and injunctions against insiders who fail to file or are late in filing these reports. Late filings must also be disclosed in the Company’s proxy statement.

Please also note that insiders selling restricted securities continue to have the obligation to comply with Rule 144, including filing a Form 144 with the SEC.

Post-Termination Transactions

If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of the Company, you may not trade in the Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company securities upon the expiration of any Blackout Period that is applicable to your transactions at the time of your termination of service.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer. Ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.

Certifications
All executive officers, directors, and other persons designated by the Chief Executive Officer or the Chief Financial Officer must certify their understanding of and intent to comply with this Policy by executing a copy of the attached certification.

SECURITIES TRADING POLICY CERTIFICATION

I certify that:

1. I have read and understand the Company’s Securities Trading Policy. I understand that the Chief Financial Officer is available to answer to any questions I have regarding the Statement of Policy.

2. I will continue to comply with the Statement of Policy for as long as I am subject to the policy.

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Print: ___________________________
Date:____________________________